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Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com T 512.457.7000 F 512.457.7001

December 11, 2014

Paylocity Holding Corporation
3850 N. Wilke Road
Arlington Heights, Illinois 60004

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by Paylocity Holding Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Act") in connection with the registration under the Act of 690,000 shares of the Company's common stock, $0.001 par value per share (including shares issuable upon exercise of an option granted to the underwriters by certain selling stockholders) (the "Shares") held by certain selling stockholders (the "Selling Stockholders"). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-200448) (the "Prior Registration Statement"), which was declared effective on December 11, 2014, including the prospectus which forms part of the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and the Prior Registration Statement pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters.

        We have acted as counsel to the Company in connection with the proposed issuance and sale of the Shares. This opinion is being furnished in accordance with the registration requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

        As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and the Prior Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company; (c) the Amended and Restated Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

        We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        On the basis of the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ DLA Piper LLP (US)

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  Exhibit 5.1